EXHIBIT 99.1


Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota 55431


May 31, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Re:      Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated April 26, 2002, that its audit of the financial statements of Donaldson Company, Inc. Employees' Retirement Savings Plan, for the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                    Very truly yours,
                                    Donaldson Company, Inc.

                                By: /s/ William M. Cook
                                    ---------------------------
                                    William M. Cook
                                    Senior Vice President and
                                    Chief Financial Officer